                                                                     EXHIBIT 11

                               AHL SERVICES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                  (UNAUDITED)


                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                              ---------------------
                                                1999         1998
                                                ----         ----
Income Applicable to Common Stock:
  Net income                                  $   3,731    $  1,824
                                              =========    ========


Weighted Average Shares:
  Common shares                                  16,475      13,605

  Common share equivalents applicable to
    stock options outstanding                       627         502
                                              ---------    --------
  Weighted average common and common
    equivalent shares outstanding during
    the period                                   17,102      14,107
                                              =========    ========

Per Share Amount:
  Net income
             Basic                            $    0.23    $   0.13
                                              =========    ========
             Diluted                          $    0.22    $   0.13
                                              =========    ========